EXHIBIT 11


		 BROWN & SHARPE MANUFACTURING COMPANY
		    COMPUTATION OF PER SHARE DATA
	    (Dollars in Thousands Except Per Share Data)

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

                                   					     For the Quarter Ended
                                   					 April 2, 1994   March 27, 1993
                                         -------------   --------------
Computation of income (loss):
  Net income (loss) used for computation
    of primary earnings per share         $   (2,874)     $     1,228
  Add interest expense, net of taxes,
    assuming conversion of debentures            226              295
  Net income (loss) used for computation   ----------      -----------
    of fully diluted earnings per share   $   (2,648)     $     1,523
                                   					   ==========      ===========
Computation of shares:
  Weighted average number of common shares
    outstanding during the period           5,037,507       4,964,368
  Dilutive stock options                          --              --
  Weighted average number of common shares
    used for computation of
    primary earnings per share              5,037,507       4,964,368
  Additional dilutive stock options               --              --
  Assumed conversion of convertible
    debentures                                609,523         647,619
  Weighted average number of common        -----------      ----------
    shares used for computation of
    fully diluted earnings per share        5,647,030       5,611,987
	                                   				   ===========      ==========


Per common share:
  Primary and fully diluted net income
    (loss) per share                       $     (.57)      $    .25
	                                   				    ==========       =========


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